Exhibit 99.1

Luminex Corporation Announces Corporate Restructuring
Actions to Drive Operational Excellence and Improve Focus on MDx Market

AUSTIN, Texas, August 7, 2013 - Luminex Corporation (NASDAQ: LMNX) today announced a restructuring plan focused on its Assay and Related Products (“ARP”) Segment's Newborn Screening Group and its Brisbane, Australia office. The Company anticipates it will reduce its workforce by approximately 5% and close its Brisbane, Australia office. This plan has been put in place to reduce expenses and better align the Company's resources with its focused growth initiatives.   As part of the restructuring, the Company will make additional investments in R&D and commercial operations to support the development of its next generation molecular diagnostics products and the sales and marketing of these products.

The Company expects the changes, when completed, to result in annualized operating cost savings of approximately $5.0 to $6.0 million as follows:

Annualized Cost Savings
(in thousands)
Selling, general and administrative	$3,500 to $4,000
Research and development	$1,500 to $2,000
$5,000 to $6,000

“On an ongoing basis, we review our strategic priorities, market position and allocation of resources. These changes reflect an increased focus on our growth initiatives and our ongoing strong commitment to a leadership position in molecular diagnostics and our partnership franchises” said Patrick J. Balthrop, president and chief executive officer of Luminex. “While we never take decisions that affect the composition of our workforce lightly, we strongly believe that this reallocation of resources and related adjustments will make our company stronger and deliver value to our shareholders in the short term and the long term.”

As a result of this plan, the Company expects to record restructuring charges as follows:

Estimated Costs
(in thousands)
Closure of Brisbane, Australia office	$4,500 to $5,000
Write-down of Newborn Screening Assets and Inventory	$1,500 to $2,000
Severance and Employee Separation Costs	$1,000
$7,000 to $8,000

Approximately half of the restructuring charge is expected to be expensed in the quarter ending September 30, 2013, with the remainder expected to be expensed in the quarters ending December 31, 2013 and March 31, 2014.  The Company expects approximately $1.1 million of the total charge to be in the form of cash expenditures, the majority of which is expected to be paid out in the quarters ending September 30, 2013 and December 31, 2013.

The Company reaffirms its 2013 annual revenue guidance of between $220 and $230 million. As previously stated in our second quarter earnings call, we expect a challenging reimbursement environment near-term for select molecular diagnostic tests that could weigh on overall corporate performance and have cautioned investors toward the lower end of this revenue range.

Management will hold a conference call webcast to discuss the restructuring on August 8, 2013, at 8:30 a.m. Eastern Time.

About Luminex Corporation

Luminex is committed to applying its passion for innovation toward advancing healthcare and research worldwide. The Company is transforming global healthcare and life-science research through the development, manufacturing and marketing of proprietary instruments and assays utilizing xMAP open-architecture, multi-analyte platform and MultiCode® real-time polymerase chain reaction (PCR) and multiplex PCR-based technologies, that deliver cost-effective and rapid results to clinicians and researchers. Luminex's technology is commercially available worldwide and in use in leading clinical laboratories as well as major pharmaceutical, diagnostic, biotechnology and life-science companies. The Company is meeting the needs of customers in markets as diverse as clinical diagnostics, pharmaceutical drug discovery, biomedical research including genomic and proteomic research, personalized medicine, bio-defense research and food safety. For further information on Luminex Corporation and the latest advances in multiplexing using award winning technology, please visit http://www.luminexcorp.com/.

Statements made in this release that express Luminex's or management's intentions, plans, beliefs, expectations or predictions of future events are forward-looking statements. Forward-looking statements in this release include statements regarding: expense reductions, growth initiatives, cost savings, strategic priorities, market position, reallocation of resources, restructuring charges, cash expenditures, the timing of certain events and projected 2013 revenue. The words "believe," "expect," "intend," "estimate," "anticipate," "will," "could," "should" and similar expressions are intended to further identify such forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. It is important to note that the Company's actual results or performance could differ materially from those anticipated or projected in such forward-looking statements. Factors that could cause Luminex's actual results or performance to differ materially include risks and uncertainties relating to, among others, actual costs associated with the restructuring, market demand and acceptance of Luminex's products and technology, the Company's dependence on strategic partners for development, commercialization and distribution of products, concentration of the Company's revenue in a limited number of strategic partners, fluctuations in quarterly results due to a lengthy and unpredictable sales cycle and bulk purchases of consumables, our ability to sell products directly to end users, our ability to satisfy market needs with products that we sell, Luminex's ability to scale manufacturing operations and manage operating expenses, gross margins and inventory levels, potential shortages of components, competition, the timing of regulatory approvals, the implementation, including any modification, of the Company's strategic operating plans, the uncertainty regarding the outcome or expense of any litigation brought against Luminex, risks relating to Luminex's foreign operations, risks and uncertainties associated with implementing our acquisition strategy and the ability to integrate acquired companies, or selected assets into our consolidated business operations, including the ability to recognize the benefits of our acquisitions, as well as the risks discussed under the heading "Risk Factors" in Luminex's Reports on Forms 10-K and 10-Q, as filed with the Securities and Exchange Commission. The forward-looking statements, including the financial guidance and 2013 outlook, contained herein represent the judgment of Luminex as of the date of this press release, and Luminex expressly disclaims any intent, obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in Luminex's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Contacts:

Luminex Investor Contact:
Harriss Currie, 512.219.8020
Sr. Vice President and CFO
hcurrie@luminexcorp.com

Luminex Media Contact:
Mimi Torrington, 512.219.8020
Director of Marketing Communications
mtorrington@luminexcorp.com